Exhibit 99.1

Encision Reports Third Fiscal Quarter Results; Net Income Increases 295%

BOULDER, Colo., Jan. 27 /PRNewswire-FirstCall/ -- Encision Inc. (OTC Bulletin Board: ECIA), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its third quarter ended December 31, 2008.

Net sales for the third quarter of fiscal year 2009, ended December 31, 2008, totaled $3.27 million, representing a 4% increase over net sales of $3.13 million for the prior fiscal year’s third quarter. The Company recorded net income of $233 thousand or $.04 per share for the third quarter of fiscal year 2009, representing a 295% increase, compared to net income of $59 thousand or $.01 per share for the third quarter of fiscal year 2008. Gross profit margin for the third quarter of fiscal year 2009 was 64% as compared to 65% for the third quarter of fiscal year 2008. The gross profit margin decrease from the third quarter of fiscal year 2008 was due to increased sales of lower gross profit margin products and a 0.8% increase to gross profit margin that was attributed to a decrease in warranty claims in the third quarter of fiscal year 2008.

Net sales for the first nine months of fiscal year 2009, ended December 31, 2008, totaled $9.7 million, representing a 9% increase over net sales of $8.9 million for the prior fiscal year’s first nine months. The Company recorded net income of $144 thousand or $.02 per share for the first nine months of fiscal year 2009 compared to a net loss of $228 thousand or $.04 per share for the first nine months of fiscal year 2008. Gross profit margin for the first nine months of fiscal year 2009 was 62% as compared to 63% for the first nine months of fiscal year 2008.

“All disposable scissor inserts sales made in the third quarter ending December 31, 2008 were sales from internally manufactured disposable scissor inserts and resulted in higher gross profit margins from the second quarter ended September 30, 2008. Also, we saw during this third quarter the savings effect of our reduced cost structure as it relates to engineering projects,” said Jack Serino, President and CEO of Encision Inc. “We are pleased with our net income increase of 295% and are cautiously optimistic that the results for the last three months of fiscal year 2009 will be positive.”

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission.

CONTACT:   Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

Encision Inc.
Condensed Statements of Operations
(Unaudited)
(Amounts in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007
NET SALES	$3,271	$3,131	$9,711	$8,883
COST OF SALES	1,192	1,103	3,715	3,301
GROSS PROFIT	2,079	2,028	5,996	5,582
OPERATING EXPENSES:
Sales and marketing	1,191	1,305	3,887	3,755
General and administrative	355	331	1,080	1,053
Research and development	286	325	856	989
Total operating expenses	1,832	1,961	5,823	5,797
OPERATING INCOME (LOSS)	247	67	173	(215)
Interest and other income (expense), net	(14)	(8)	(29)	(13)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	233	59	144	(228)
Provision for income taxes	––	––	––	––
NET INCOME (LOSS)	$233	$59	$144	$(228)
Net income (loss) per share-basic and diluted	$0.04	$0.01	$0.02	$(0.04)

Encision Inc.
Condensed Balance Sheets
(Amounts in thousands)

	Dec. 31,	March 31,
	2008	2008
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$72	$71
Accounts receivable, net	1,433	1,453
Inventories, net	2,098	2,271
Prepaid expenses	102	99
Total current assets	3,705	3,894
Equipment, net	811	798
Patents, net	218	199
Other assets	32	53
TOTAL ASSETS	$4,766	$4,944
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$673	$537
Accrued compensation	293	392
Other accrued liabilities	393	481
Line of credit	199	--
Total current liabilities	1,558	1,410
Long-term debt	--	606
Common stock and additional paid-in capital	19,523	19,387
Accumulated (deficit)	(16,315)	(16,459)
Total shareholders’ equity	3,208	2,928
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,766	$4,944

CONTACT:   Marcia McHaffie of Encision Inc., +1-303-444-2600, mmchaffie@encision.com